Exhibit 1.A(8)(c)(iii)b

AMENDMENT TO
SERVICE AGREEMENT
BETWEEN
SECURITY LIFE OF DENVER INSURANCE COMPANY
AND INVESCO FUNDS GROUP, INC.

This Amendment is dated as of the 1st day of August, 2001 by and between Security Life of Denver Insurance Company ("Security Life") and INVESCO Funds Group, Inc. ("INVESCO").

WHEREAS, Security Life and INVESCO entered into the Service Agreement ("Agreement") on January 1, 1998, as amended, January 1, 2000 (collectively the "Agreement");

WHEREAS, the parties desire to amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, the parties hereby amend the Agreement in the following form:

1.	Paragraph a of Section III Payment of Expenses to the Agreement shall be deleted in its entirety and replaced with the following:

	a)	INVESCO shall pay to Security Life a quarterly fee (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to Contracts offered by Security Life, at the annual rate of 0.40% on the aggregate net assets of the INVESCO VIF-Equity Income Fund, the INVESCO VIF - High Yield Fund, the INVESCO VIF - Small Company Growth Fund, the INVESCO VIF - Total Return Fund, and the INVESCO VIF - Utilities Fund, in connection with the expenses incurred by Security Life under Section II hereof. The payment of the Quarterly Fee shall be effective as of the date first indicated above.

2.	All notices sent to Security Life pursuant to Section VI Notices of the Agreement shall be directed to:

ING Life Companies 1290 Broadway Denver, CO 80203 Attention: Variable Counsel Fax: (303) 860-2134

All of the other provisions contained in the Agreement shall remain in full force and effect.

IN WITNESS THEREOF, Security Life and INVESCO have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above:

INVESCO Funds Group, Inc.

By:	/s/ Ronald L. Grooms	Date:	9-20-01
Ronald L. Grooms
Senior Vice President & Treasurer

Security Life of Denver Insurance Company

By:	/s/ Jim Livingston	Date:	9/27/01
Jim Livingston
Executive Vice President